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EXHIBIT 99.1c

                                                          FOR IMMEDIATE RELEASE


                 SBS TECHNOLOGIES, INC. COMPLETES THE ACQUISITION
                          OF SDL COMMUNICATIONS, INC.

          ACQUISITION SIGNIFICANTLY EXPANDS TELECOMMUNICATIONS BUSINESS

ALBUQUERQUE, NM. -- (PRNEWSWIRE) -- APRIL 17, 2000 -- SBS Technologies, Inc. ("SBS") ("the Company") (Nasdaq: SBSE) today announced that it has completed its acquisition of SDL Communications, Inc. ("SDL"). SBS is acquiring the outstanding shars of SDL for $25 million. SDL, located in Easton, Massachusetts, specializes in the design, manufacture and sales of WAN I/O for the Telecommunications and Data Communications market. SDL designs, manufacturers and markets T1/E1, T3/E3, HSSI and OC3 products based on the PCI, CompactPCI and PMC from factors, and supporting protocols such as Frame Relay, HDLC, PPP, X.25 and ATM. In addition, SDL's products support the operating systems most commonly used in communications, including Windows NT, Solaris and VxWorks. SDL customers include major telecommunication OEM companies such as Nokia, Nortel, Motorola, IBM, Network Associates and Compuware. SBS provides computer processors, complete computing systems and mezzanine network I/O to telecommunication OEM companies such as Ericsson, Ciena, Avici and Motorola.

"Our strategy emphasizes the rapid development of our telecommunications business, including expanding the products we offer, the customers we serve and our telecommunication related competencies," said Christopher J. Amenson, Chairman and Chief Executive Officer of SBS. "The addition of the SDL business into SBS takes us another significant step forward in the execution of our strategy. SDL is a leader in advanced wide area network adapters for use in networking platforms and systems. The customer base served by SDL is very complementary to the existing SBS customer base. We should have excellent opportunities in the future to expand our customer participation by bringing the combined strengths of SBS and SDL to bear with each of our customers," Amenson continued.

"For the fiscal year ending June 30, 2001, we expect that SDL will add approximately $20 million to our communications revenue and approximately $0.06 to $0.10 per share on a fully diluted basis, which is slightly less than originally projected due to a shorter amortization period of acquired intangibles. We expect that the acquisition of SDL will result in SBS recording an approximate $4 million in-process research and development charge during the quarter ending June 30, 2000, and an additional reuction of approximately $0.04 to $0.06 in fourth quarter fiscal 2000 fully diluted earnings per share. The acquisition of SDL was funded from banking facilities," Amenson continued.

"We are delighted with the experienced leadership, technology development and sales capabilities SDL brings to SBS, and are confident that our telecommunications strategy is rapidly changing the complexion of this company as we move into this rapidly growing market. SDL will join our newly formed Communications Group, which is a separate management structure within SBS. This group will be reported, beginning with the quarter ended March 31, 2000, as a separate financial reporting segment. We will report on a bssis of three operating groups: Communications, Aerospace and Computer," Amenson said.

The Company also indicated that third quarter earnings will be reported on Tuesday, April 18, 2000.

                                   -MORE-

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SBS TECHNOLOGIES, INC. COMPLETES THE ACQUISITION OF SDL COMMUNICATIONS, INC.

PAGE 2

SBS Technologies, Inc. is a leading designer and manufacturer of open-architecture, standard bus embedded computer components that system designers can easily utilize to create a custom solution specific to the user's unique application.
SBS embedded computer components are used in OEM applications such as telecommunications base stations and routrs, medical imaging machines, automation and control equipment, and aerospace devices. SBS product lines include CPU boards, input/output (I/O) modules, avionics modules and analyzers, computer interconnection and expansion units, and complete computer systems. For news releases, product and other information, visit the SBS Web site at http://www.sbs.com.
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CERTAIN OF THE FOREGOING INFORMATION ARE FORWARD-LOOKING STATEMENTS REGARDING
THE FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF SBS, AND ARE SUBJECT TO A MEMBER OF RISKS AND OTHER FACTORS WHICH COULD CAUSE THE ACTUAL RESULTS
TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. AMONG SUCH FACTORS ARE: GENERAL BUSINESS AND ECONOMIC CONDITIONS; CUSTOMER ACCEPTANCE OF AND DEMAND FOR SBS' NEW PRODUCTS; SBS' OVERALL ABILITY TO DESIGN, TEST AND INTRODUCE NEW PRODUCTS ON A TIMELY BASIS; THE CYCLICAL
NATURE OF THE MARKETS ADDRESSED BY SBS' PRODUCTS; AND THE RISK FACTORS LISTED FROM TIME TO TIME IN DOCUMENTS FILED BY SBS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                     ###              Contact: Jennifer D. Wade
                                                    Manager, Investor Relations
                                                              Tel. 505.875.0600
                                                              Fax. 505.875.0404
                                                           email: jwade@sbs.com